                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                            Titan Enterprises, Inc.,


                        Panatech Acquisition Corporation


                                       and


                  Panatech Research and Development Corporation



                                December 6, 1996

                               TABLE OF CONTENTS



                                                                            PAGE
RECITALS ....................................................................  1

ARTICLE I           DEFINITIONS
Section 1.1         Definitions .............................................  1
Section 1.2         Interpretive Rules ......................................  6

ARTICLE II          THE MERGER
Section 2.1         The Merger ..............................................  6
Section 2.2         Effective Time of the Merger ............................  6
Section 2.3         Articles of Incorporation ...............................  7
Section 2.4         By-laws .................................................  7
Section 2.5         Directors and Officers ..................................  7
Section 2.6         Conversion of Shares ....................................  7
Section 2.7         Cancellation of Stock Options and Warrants ..............  8
Section 2.8         Closing of Panatech Transfer Books ......................  8
Section 2.9         Supplementary Action ....................................  8
Section 2.10        Appointment of Representative ...........................  9

ARTICLE III         MERGER CONSIDERATION
Section 3.1         Merger Consideration ....................................  9
Section 3.2         Payment of Merger Consideration ......................... 11

ARTICLE IV          CLOSING
Section 4.1         Closing ................................................. 12

ARTICLE V           REPRESENTATIONS AND WARRANTIES OF PANATECH
Section 5.1         Corporate Organization .................................. 13
Section 5.2         Valid and Binding Agreement ............................. 14
Section 5.3         No Violation ............................................ 14
Section 5.4         Consents and Approvals .................................. 14
Section 5.5         Capitalization .......................................... 14
Section 5.6         Subsidiaries and Affiliates ............................. 15
Section 5.7         Financial Statements .................................... 15


                                       i
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Section 5.8         Absence of Undisclosed Liabilities ...................... 15
Section 5.9         Interim Operations and Absence of Certain Changes ....... 16
Section 5.10        Taxes ................................................... 17
Section 5.11        Employee Benefit Plans .................................. 19
Section 5.12        Compliance with Law ..................................... 21
Section 5.13        Litigation; Claims ...................................... 22
Section 5.14        Contracts and Commitments ............................... 22
Section 5.15        Intellectual Property Rights ............................ 23
Section 5.16        Liens ................................................... 23
Section 5.17        Insurance ............................................... 24
Section 5.18        Disclosure .............................................. 24
Section 5.19        Tangible Personal Property .............................. 24
Section 5.20        Real Property ........................................... 24
Section 5.21        Environmental Matters ................................... 25
Section 5.22        Employees ............................................... 27
Section 5.23        Employee Relations ...................................... 27
Section 5.24        Customers and Vendors; Distributors and
                    Representatives.......................................... 28
Section 5.25        Governmental Authorizations ............................. 28
Section 5.26        Defects in Products or Designs; Product Safety .......... 29
Section 5.27        Broker's or Finder's Fees ............................... 29
Section 5.28        Certain Transactions .................................... 29
Section 5.29        Absence of Questionable Payments ........................ 29
Section 5.30        SEC Documents ........................................... 30
Section 5.31        Proxy Statement ......................................... 30

ARTICLE VI          REPRESENTATIONS AND WARRANTIES OF
                    PARENT AND SUB
Section 6.1         Corporate Organization .................................. 30
Section 6.2         Valid and Binding Agreement ............................. 31
Section 6.3         No Violation ............................................ 31
Section 6.4         Consents and Approvals .................................. 31
Section 6.5         Proxy Statement ......................................... 32

ARTICLE VII         COVENANTS
Section 7.1         Compliance with Law ..................................... 32
Section 7.2         Operation of Business Prior to Closing .................. 32
Section 7.3         Access .................................................. 35


                                       ii
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Section 7.4         Letter of Intent ........................................ 36
Section 7.5         Fiduciary Duty .......................................... 36
Section 7.6         No Solicitation ......................................... 36
Section 7.7         Stockholders' Meeting ................................... 36
Section 7.8         Proxy Statement ......................................... 37
Section 7.9         Best Efforts ............................................ 37
Section 7.10        Press Releases .......................................... 37
Section 7.11        HSR Act ................................................. 37
Section 7.12        Payment of Expenses ..................................... 37

ARTICLE VIII        CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND SUB

Section 8.1         Representations and Warranties .......................... 38
Section 8.2         Covenants, Agreements and Conditions .................... 38
Section 8.3         No Material Adverse Effect .............................. 38
Section 8.4         Corporate Proceedings ................................... 38
Section 8.5         Opinion of Counsel ...................................... 39
Section 8.6         Proceedings ............................................. 39
Section 8.7         Governmental Approvals .................................. 39
Section 8.8         HSR Act Requirements .................................... 39
Section 8.9         Deliveries .............................................. 39
Section 8.10        Insurance ............................................... 40
Section 8.11        Stockholder Approval .................................... 40
Section 8.12        Customer and Vendor Relationships ....................... 40

ARTICLE IX          CONDITIONS PRECEDENT TO OBLIGATIONS OF
                    PANATECH
Section 9.1         Representations and Warranties .......................... 41
Section 9.2         Covenants, Agreements and Conditions .................... 41
Section 9.3         Corporate Proceedings ................................... 41
Section 9.4         Opinion of Counsel ...................................... 41
Section 9.5         Proceedings ............................................. 41
Section 9.6         Governmental Approvals .................................. 42
Section 9.7         HSR Act Requirements .................................... 42
Section 9.8         Deliveries .............................................. 42


                                      iii
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ARTICLE X           OTHER MATTERS
Section 10.1        Confidentiality ......................................... 42
Section 10.2        Further Assurances ...................................... 42
Section 10.3        Indemnification of Directors and Officers ............... 43

ARTICLE XI          TERMINATION
Section 11.1        Methods of Termination .................................. 43
Section 11.2        Procedure Upon Termination .............................. 44

ARTICLE XII         MISCELLANEOUS
Section 12.1        Survival of Representations and Warranties .............. 45
Section 12.2        Service of Process ...................................... 45
Section 12.3        Notices ................................................. 45
Section 12.4        Governing Law ........................................... 46
Section 12.5        Modification; Waiver .................................... 46
Section 12.6        Entire Agreement ........................................ 47
Section 12.7        Assignment; Successors and Assigns ...................... 47
Section 12.8        Severability ............................................ 47
Section 12.9        No Third Party Beneficiary .............................. 47
Section 12.10       Expenses ................................................ 47
Section 12.11       Execution in Counterpart ................................ 47


                                       iv
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EXHIBITS AND SCHEDULES*

Exhibit A           Form of Stockholders' Representative Agreement
Exhibit B           Principles and Procedures
Exhibit C           Form of Opinion of Hagan, Saca & Hagan
Exhibit D           Form of Opinion of Dickstein Shapiro Morin & Oshinsky
                    LLP
Exhibit E           Sample Calculation of Pro-Rata Adjustment

Schedule 5.1        Foreign Qualifications
Schedule 5.5        Capitalization
Schedule 5.6        Subsidiaries and Affiliates
Schedule 5.8        Liabilities and Obligations
Schedule 5.9        Changes During Interim Operations
Schedule 5.10       Tax Matters
Schedule 5.11       Employee Benefit Plans
Schedule 5.13       Litigation; Claims
Schedule 5.14       Contracts and Commitments
Schedule 5.15       Intellectual Property
Schedule 5.16       Liens
Schedule 5.17       Insurance
Schedule 5.19       Leased Tangible Personal Property
Schedule 5.20       Leased Real Property
Schedule 5.22       Employees
Schedule 5.23       Employee Relations
Schedule 5.24       Customers and Vendors; Distributors and
                    Representatives
Schedule 5.25       Governmental Authorizations
Schedule 5.26       Certain Product Defects
Schedule 5.27       Broker's or Finder's Fees
Schedule 5.28       Certain Transactions
Schedule 7.2        Operation of Business Prior to Closing


* Not included herein, but will be provided to the Commission on request.



                                       v
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                          AGREEMENT AND PLAN OF MERGER

               THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated December 6, 1996, by and among Titan Enterprises, Inc., a corporation organized in and governed by the laws of the State of Delaware and whose address is 107 Bauer Drive, Oakland, New Jersey 07436 ("Parent"), Panatech Acquisition Corporation, a corporation organized in and governed by the laws of the State of Nevada and whose address is c/o Titan Enterprises, Inc., 107 Bauer Drive, Oakland, New Jersey 07436 ("Sub"), and Panatech Research and Development Corporation, a corporation organized in and governed by the laws of the State of Nevada and whose address is 1208 Daskalos Drive NE, Albuquerque, New Mexico 84192 ("Panatech").

                                   WITNESSETH:

               WHEREAS, the respective Boards of Directors of Parent, Sub and Panatech wish to merge Sub with and into Panatech (the "Merger"), pursuant to and subject to the conditions set forth herein; and

               WHEREAS, Parent, Sub and Panatech desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

               NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants which are to be made and performed by the respective parties, it is hereby agreed as follows:

                                   ARTICLE I

                                   DEFINITIONS

               Section 1.1 Definitions.

               The following terms when used in this Agreement have the meanings set forth below

         (a) "ASM Litigation" shall have the meaning set forth in Section 5.13.

         (b) "Accountants" shall mean Arthur Andersen LLP, as independent certified public accountants of Panatech and its Subsidiaries.

         (c) "Acquisition Transaction" shall have the meaning set forth in
Section 7.6.

         (d) "Affiliate" shall mean any Person now or hereinafter controlling, controlled by or under common control with another Person.


         (e) "Arbitrator" shall have the meaning set forth in Section 3.1(b)(v).

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         (f) "Articles of Merger" shall have the meaning set forth in Section
2.2.

         (g)"CERCLA" shall have the meaning set forth in Section 5.21(a).

         (h)"CERCLIS" shall have the meaning set forth in Section 5.21(f).

         (i)"Certificates" shall have the meaning set forth in Section 3.2(b).

         (j) "Closing" shall have the meaning set forth in Section 4.1.

         (k) "Closing Date" shall have the meaning set forth in Section 4.1.

         (l) "Closing Report" shall have the meaning set forth in Section 3.1(b)(ii).

         (m) "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (n)"Commission" shall mean the Securities and Exchange Commission.

         (o) "Constituent Corporations" shall mean Sub and Panatech.

         (p) "Effective Time" shall have the meaning set forth in Section 2.2.

         (q) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         (r) "Environmental Laws" shall have the meaning set forth in Section 5.21(c).

         (s) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         (t) "Exchange Agent" shall have the meaning set forth in Section
3.2(a).

         (u) "Exchange Fund" shall have the meaning set forth in Section 3.2(a).

         (v) "Expenses" shall mean all out-of-pocket fees and expenses paid or incurred in connection with this Agreement or the transactions contemplated herein (including filing fees, printing fees and fees and expenses of legal counsel, accountants and financial advisors).

         (w)"GAAP" shall mean generally accepted accounting principles of the United States applied in a manner consistent with past practice.


         (x)"Hazardous Materials" has the meaning set forth in Section 5.21(a).

         (y)"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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         (z) "Intellectual Property" means any and all inventions, Marks
(including trademarks, service marks, certification marks, collective marks, and collective membership marks whether word, logo, or other forms of Marks, all of the foregoing collectively referred to as "Marks"), trade names, copyrights, applications therefor, patents thereon, registrations thereof and licenses thereof, royalty rights, any and all goodwill associated with the business or represented by the assets of Panatech and the Subsidiaries, trade secrets, secret processes and procedures, engineering, production, assembly design and installation encompassed in any and all embodiments including, but not limited to technical drawings and specifications, working notes and memos, market studies, consultants' reports, technical and laboratory data, competitive samples, engineering prototypes, and confidential information, know-how, and all similar property of any nature, tangible or intangible, including, but not limited to, all property listed or described on Schedule 5.15.

         (aa) "IRS" shall mean the Internal Revenue Service.

         (ab) "Knowledge" shall mean the actual knowledge of the executive officers of Panatech and its Subsidiaries, after due inquiry with respect thereto.

         (ac) "Leased Improvements" shall have the meaning set forth in Section 5.20(b).

         (ad) "Leased Property" shall have the meaning set forth in Section 5.20(b).

         (ae) "Letter of Intent" shall mean that certain Letter of Intent, dated November 4 and 5, 1996, by and between Parent and Panatech.

         (af) "Marks" shall have the meaning set forth in Section 1.1(x).

         (ag)"Material Adverse Effect" shall mean, with respect to any Person, any event, fact, condition, occurrence or effect which is materially adverse to the business, properties, assets, liabilities, capitalization, stockholders equity, financial condition, operations, licenses or other franchises, results of operations or prospects of such Person.

         (ah) "Merger Consideration" shall have the meaning set forth in Section 3.1.

         (ai) "NRS" shall mean Chapter 92A of the Nevada Revised Statutes, as amended.

         (aj) "Operating Agreements" shall have the meaning set forth in Section 5.14(b).

         (ak)"Panatech Financial Statements" shall mean the consolidated balance sheets of Panatech for each of the two fiscal years ended March 31, 1996 and 1995 and the related consolidated statements of income, cash flows and changes in stockholders' equity

(including related notes thereto) for each of the three fiscal years ended March 31, 1996 1995 and 1994, as filed by Panatech in SEC Documents.

         (al) "Panatech Interim Financial Statements" shall mean the consolidated balance sheets of Panatech and related consolidated statements of income, cash flows and changes in stockholders' equity (including related notes, if any) as filed by Panatech in SEC Documents with respect to periods ended subsequent to March 31, 1996.

         (am)"Panatech Stock Option" and "Panatech Stock Options" shall have the meaning set forth in Section 2.7(a).

         (an)"Panatech Warrant" and "Panatech Warrants" shall mean the Class B Warrants of Panatech.

         (ao)"Payment Date" shall mean the third business day following the date on which either (i) Parent and Panatech agree on the determination of the Quick Assets and Target Number pursuant to Section 3.1(b)(i), (ii) Parent notifies the Stockholders' Representative pursuant to Section 3.1(b)(ii) that Parent agrees with the calculation of Quick Assets and any adjustments to the Merger Consideration pursuant to 3.1(b)(iii), or (iii) the Arbitrator renders a final decision pursuant to Section 3.1(b)(v).

         (ap) "Pension Plans" shall have the meaning set forth in Section 5.11(c)(i).

         (aq)"Permits" shall have the meaning set forth in Section 5.25.

         (ar)"Person" shall mean and include an individual, a partnership, a joint venture, a corporation or trust, an unincorporated organization, a group or a government or other department or agency thereof.

         (as)"Plans" shall have the meaning set forth in Section 5.11(a).

         (at)"Price Waterhouse" shall mean Price Waterhouse LLP, as independent certified public accountants of Parent and Sub.

         (au)"Principles and Procedures" means the accounting principles and procedures set forth in Exhibit B.

         (av) "Product" shall have the meaning set forth in Section 5.26(a)

         (aw) "Proxy Statement" shall mean the proxy statement of Panatech together with any supplements thereto sent to the Stockholders to solicit their votes in connection with this Agreement.

         (ax) "Quick Assets" shall mean the excess as of the Closing Date of (i) cash plus accounts receivable of Panatech on a consolidated basis over (ii) current liabilities of Panatech on a consolidated basis, each as determined in accordance with the Principles and Procedures.

         (ay) "Quick Assets Statement" shall have the meaning set forth in
Section 3.1(b)(ii).

         (az) "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments, including pre-emptive rights, which obligate an entity to issue or dispose of any of its capital stock.

         (ba) "SEC Documents" shall mean all reports, proxy statements and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

         (bb) "Securities Act" shall mean the Securities Act of 1933, as amended.

         (bc) "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission.

         (bd) "Stock" shall mean the common stock of Panatech, par value $0.01 per share.

         (be) "Stock Option Plans" shall have the meaning set forth in Section 2.7(a).

         (bf) "Stockholders" shall mean the stockholders of Panatech.

         (bg) "Stockholders' Representative" shall have the meaning set forth in
Section 2.10.

         (bh) "Subsidiaries" shall mean ASM Company, Inc., a California corporation, and Panatech Industries, Inc., a Delaware corporation.

         (bi) "Surviving Corporation" shall have the meaning set forth in
Section 2.1.

         (bj) "Target Number" shall mean (i) four million three hundred sixty-two thousand dollars ($4,362,000) plus (ii) the amount in cash received by Panatech from the exercise of Panatech Stock Options and Panatech Warrants from September 30, 1996 through the Closing Date (as such amount is determined in accordance with the Principles and Procedures) minus (iii) Expenses incurred by Panatech as of the Closing Date up to a maximum of $225,000.

         (bk) "Tax" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, gains, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

               (bl) "Tax Return" shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

               (bm) "Taxing Authority" shall have the meaning set forth in
Section 5.10(a).

               (bn) "Titan Personnel" shall include any person who is an officer, director, employee or agent of Titan Tool other than (excluding Dean Harrison) persons who are also officers, directors or employees of Harbour Group Industries, Inc. and its Affiliates.

               (bo) "Titan Tool" shall mean Titan Tool, Inc., a Delaware corporation and wholly-owned subsidiary of Parent.

               Section 1.2 Interpretive Rules.

               For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) defined terms include the plural as well as the singular and the use of any gender shall be deemed to include the other genders; (b) references to "Articles," "Sections" and other subdivisions and to "Schedules" and "Exhibits" without reference to a document, are to Schedules and Exhibits to this Agreement; (c) the use of the term "including" means "including but not limited to"; and (d) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision.


                                   ARTICLE II

                                   THE MERGER

               Section 2.1 The Merger.

               At the Effective Time, Sub shall be merged with and into Panatech in accordance with the applicable provisions of the NRS and the separate existence of Sub shall thereupon cease, and Panatech, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence in accordance with the NRS.

               Section 2.2 Effective Time of the Merger.

               At the Closing, Panatech shall cause the Merger to be consummated by filing with the Secretary of State of Nevada appropriate articles of merger (the "Articles of Merger"), duly executed in accordance with this Agreement and the NRS. The date and time at which the Articles of Merger are filed is referred to herein as the "Effective Time."

               Section 2.3 Articles of Incorporation.

               The Articles of Incorporation of Panatech as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation; provided, however, that as of the Effective Time, Article Fourth of said Articles of Incorporation shall be amended in its entirety to read as follows:

                     "FOURTH: The total number of shares of stock which the
               corporation shall have authority to issue is one hundred thousand (100,000), designated as common stock, and the par value of each such share of common stock is one cent ($0.01), amounting in the aggregate to one thousand dollars ($1,000.00)."

               Section 2.4 By-laws.

               The By-laws of Sub as in effect at the Effective Time shall be the By-laws of the Surviving Corporation.

               Section 2.5 Directors and Officers.

               The directors of the Surviving Corporation at the Effective Time shall be the directors of Sub in office immediately prior to the Effective Time, to serve in accordance with the By-laws of the Surviving Corporation. The officers of the Surviving Corporation at the Effective Time shall be the officers of Sub in office immediately prior to the Effective Time, to serve in accordance with the By-laws of the Surviving Corporation.

               Section 2.6 Conversion of Shares.

               At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any securities of the Constituent
Corporations:

               (a)each share of Stock then outstanding, other than Stock to be canceled pursuant to Section 2.6(b), and all rights with respect thereto, shall be converted into and represent the right to receive $7.00 in cash, subject to adjustment pursuant to Section 3.1(b) and payable as provided in Section 3.2;

               (b)each share of Stock, if any, held in Panatech's treasury or owned beneficially by Parent or Sub or by any Subsidiary of Panatech shall be canceled and retired without payment of any consideration therefor and shall cease to exist; and

               (c)each issued and outstanding share of common stock, $0.01 par value per share, of Sub outstanding immediately prior to the Effective Time shall remain outstanding and unchanged as a share of common stock of the Surviving Corporation.

               Section 2.7 Cancellation of Stock Options and Warrants.

               (a)Immediately prior to the Effective Time, each option to purchase shares of Stock (individually, a "Panatech Stock Option" and collectively, the "Panatech Stock Options") issued pursuant to Panatech's 1993 Stock Option Plan and its 1983 Stock Option Plan (collectively, the "Stock Option Plans") and each Panatech Warrant, which are then outstanding and exercisable in full, shall be canceled and the holder thereof shall be entitled to receive from Parent at the Effective Time an amount equal to the excess, if any, of (i) $7.00, as adjusted pursuant to Section 3.1(b), multiplied by the number of shares of Stock subject to the Panatech Stock Option or Panatech Warrant over (ii) the exercise price of the Panatech Stock Option or Panatech Warrant multiplied by the number of shares of Stock subject thereto. Appropriate arrangements shall be made for reduction of the amount to be paid to each holder of canceled Panatech Stock Options for any applicable withholding taxes or other amounts required by law to be paid or withheld, either through reducing the amount paid to or by obtaining a cash payment from, such holder. Prior to the Effective Time, the Board of Directors of Panatech shall take such action, including without limitation, actions ensuring that all Panatech Stock Options outstanding as of the Effective Date shall be exercisable in full, as may be required under the Stock Option Plans and the governing option agreements to effectuate the foregoing.

               (b)At the Effective Time, upon the payment of the Merger Consideration, all of Panatech's obligations with respect to options granted under its Stock Option Plans shall be terminated in accordance with such Stock Option Plans.

               Section 2.8 Closing of Panatech Transfer Books.

               At the Effective Time, the stock transfer books of Panatech shall be closed and there shall be no further registration of transfers of Stock thereafter.

               Section 2.9 Supplementary Action.

               If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either of the Constituent Corporations, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the respective Constituent Corporations, in the name of and on behalf of the appropriate Constituent Corporation, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise carry out the purposes and provisions of this Agreement.

               Section 2.10 Appointment of Representative.

               Upon approval of the Merger by the Stockholders, the Stockholders shall have been deemed to appoint James R. Hagan, Esq., as their agent and attorney-in-fact (the "Stockholders' Representative"), with full power and authority (including power of substitution), except as otherwise expressly provided in this Agreement, in the name of and for and on behalf the Stockholders, or in his own name as the Stockholders' Representative, to take all actions required or permitted under Section 3.1 of this Agreement (including giving and receiving all accountings, reports, notices and consents). The authority conferred under this Section 2.10 shall be an agency coupled with an interest, and all authority conferred hereby is irrevocable and not subject to termination by the Stockholders or any of them, or by operation of law, whether by the death or incapacity of any Stockholder, the termination of any trust or estate or the occurrence of any other event. If any Stockholder should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by a Stockholders' Representative pursuant to this Section 2.10 shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Stockholders' Representative or Parent shall have received notice of such death, incapacity, termination or other event. Any notice given to the Stockholders' Representative pursuant to Section 12.3 shall constitute effective notice to the Stockholders, and any other party to this Agreement or any other Person may rely on any notice, consent, election or other communication received from such Stockholders' Representative as if such notice, consent, election or other communication had been received from all Stockholders. The responsibilities of the Stockholders' Representative are subject to that certain Stockholders' Representative Agreement substantially in the form attached hereto as Exhibit A.


                                   ARTICLE III

                              MERGER CONSIDERATION

               Section 3.1 Merger Consideration.

               (a)Subject to adjustment pursuant to Section 3.1(b), the aggregate merger consideration shall be $7.00 in cash per share of Stock as set forth in Section 2.6(a) plus amounts payable in cash upon the cancellation of Panatech Stock Options and Panatech Warrants pursuant to Section 2.7(a) (the "Merger Consideration").

               (b)The Merger Consideration is subject to adjustment in the following manner:

                  (i) Parent and Panatech shall attempt to jointly determine the Quick Assets and Target Number on the Closing Date.

                           (ii) If Parent and Panatech cannot agree on the Quick
Assets and Target Number on the Closing Date, then as soon after the Closing Date as possible, the Stockholders' Representative shall cause to be prepared in accordance with the Principles and Procedures a statement of Quick Assets (the "Quick Assets Statement") and shall cause such Quick Assets Statement to be examined by the Accountants in accordance with the Principles and Procedures. As soon as possible upon the conclusion of such examination, but in no event later than five (5) business days after the Closing Date, the Accountants shall issue a report to Parent and the Stockholders' Representative setting forth the results of its examination and its determination of the Quick Assets and Target Number (the "Closing Report"). Price Waterhouse shall have the opportunity to review and evaluate all working papers, worksheets and other documents utilized by the Stockholders' Representative in the preparation of the Quick Assets Statement and by the Accountants in the preparation of the Closing Report. If Parent agrees with the calculation of Quick Assets and Target Number pursuant to the Quick Assets Statement and Closing Report, Parent shall notify the Stockholders' Representative in writing as soon as possible following receipt of the Quick Assets Statement and Closing Report.

                           (iii) If the Quick Assets of Panatech on the Closing
Date, as determined in accordance with the Quick Assets Statement and the Closing Report, are less than the Target Number, and if such difference is not disputed pursuant to this Section 3.1(b), the Merger Consideration shall be decreased by the amount by which the Target Number exceeds the Quick Assets, and the consideration to be paid per share of stock as set forth in Section 2.6(a) and per cancelled Panatech Stock Option and Panatech Warrant pursuant to Section 2.7(a) shall be reduced pro-rata (a sample calculation of which is set forth on Exhibit E). If the Quick Assets, as determined in accordance with the Quick Assets Statement and the Closing Report, is equal to or greater than the Target Number, the Merger Consideration shall not be adjusted.

                           (iv) If Parent disputes any items shown on the Quick
Assets Statement or Closing Report, Parent will provide the Stockholders' Representative within five (5) days of receipt of the Quick Assets Statement and Closing Report detailed written explanations of any disputed items in the Quick Assets Statement or Closing Report. The amount of the Quick Assets and Target Number not affected by the disputed items will be deemed to be as set forth in the Quick Assets Statement and Closing Report. Within a further period of ten
(10) days from the end of the aforementioned review period, the parties will attempt to resolve in good faith any disputed items.

                           (v) Failing resolution pursuant to paragraph (iii)
above, the unresolved disputed items will be referred for final binding resolution to a nationally-recognized firm of certified public accountants as the parties may hereafter jointly select (the "Arbitrator"). Such referral shall be in the form of written statements of position by the Stockholders' Representative, Parent, Price Waterhouse and the Accountants, with each party having an opportunity to respond to such written statements and any requests for statements or information by the Arbitrator. If the Arbitrator determines that the resolution of a given disputed item requires an interpretation of law, then, with the permission of the parties, the Arbitrator may request a law firm of national standing chosen by it to render a legal opinion as to such matter. The amount of the Quick Assets and/or Target Number affected by such unresolved disputed items (if any) will be as determined by the Arbitrator. The cost of such Arbitrator's review (including reasonable attorneys' fees, if any) shall be borne by the party or parties as determined by the Arbitrator.


                           Section 3.2. Payment of Merger Consideration.

                           (a)(i) Exchange Agent. Immediately after the
Effective Time and after determination of the Merger Consideration pursuant to
Section 3.1, Parent shall deposit with U.S. Stock Transfer Corporation (the "Exchange Agent"), a cash amount equal to the aggregate Merger Consideration to which holders of shares of Stock and Panatech Warrants shall be entitled upon consummation of the Merger, to be held for the benefit of and distributed to such holders in accordance with this Section 3.2. The Exchange Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the "Exchange Fund") for delivery as contemplated by this Section
3.2 and upon such additional terms as may be agreed upon by the Exchange Agent, Panatech and Parent before the Payment Date.

                              (ii) Panatech Stock Options. Immediately after the
Effective Time and after determination of the Merger Consideration pursuant to
Section 3.1, Parent shall pay each holder of Panatech Stock Options cancelled pursuant to Section 2.7, by check or wire transfer, the Merger Consideration per Panatech Stock Option which such holder has the right to receive pursuant to
Section 2.7. In no event will any such holder be entitled to interest on any funds to be received in the Merger

                           (b) Exchange Procedures. Promptly after the Effective
Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Stock and Panatech Warrants (collectively, the "Certificates") whose shares or warrants are converted pursuant to Sections 2.6 or 2.7, as the case may be, into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Consideration per share of Stock or Panatech Warrant, as the case may be, represented thereby which such holder has the right to receive pursuant to the provision of this Article III, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Stock or Panatech Warrant which is not registered in the transfer records of Panatech, the Merger Consideration may be issued to a transferee if the Certificate representing such Stock or Panatech Warrant is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration per share of Stock or Panatech Warrant, as the case may be, represented thereby as contemplated by this Article III. Holders of Panatech Warrants outstanding at or immediately prior to the Effective Time shall, subject to Section 3.2(d), be entitled to receive the appropriate Merger Consideration upon surrender of their Certificates notwithstanding the fact that such Panatech Warrants are submitted for payment following their expiration date.

                           (c) No Further Ownership Rights in Stock. All cash
paid upon the surrender of shares of Stock, Panatech Stock Options or Panatech Warrants in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Stock, Panatech Stock Options or Panatech Warrants, as the case may be. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.2.

                           (d) Termination of Exchange Fund. Any portion of the
Exchange Fund which remains undistributed to the stockholders of Panatech or holders of Panatech Warrants for one hundred twenty (120) days after the Payment Date shall be delivered to the Surviving Corporation, upon demand, and any stockholders of Panatech or holders of Panatech Warrants who have not theretofore complied with this Section 3.2 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Consideration. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Stock or holders of Panatech Warrants for cash representing the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If outstanding Certificates are not surrendered, or cash payment therefor not claimed prior to six years after the Payment Date (or, in any particular case, prior to such earlier date on which such cash payment would otherwise escheat to or become the property of any governmental unit or agency), the unclaimed amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                                   ARTICLE IV

                                     CLOSING

                           Section 4.1. Closing.

                           The closing of the transactions contemplated hereby
(the "Closing") shall take place at a location to be agreed upon by the parties hereto, no later than the third business day after satisfaction or waiver of all conditions set forth in Article VIII and Article IX hereof, or at such other time or date as may be agreed upon by the parties hereto (the "Closing Date").

                                    ARTICLE V


                   REPRESENTATIONS AND WARRANTIES OF PANATECH

                           Panatech hereby represents and warrants, as to itself
and each of its Subsidiaries, to each of Parent and Sub as follows, and both Parent and Sub in agreeing to consummate the transactions contemplated by this Agreement have relied upon such representations and warranties, that:

                           Section 5.1 Corporate Organization.

                           (a) Each of Panatech and its Subsidiaries is a
corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted.

                           (b) Each of Panatech and its Subsidiaries is
qualified as a foreign corporation and is in good standing in each state of the United States and in each foreign jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification and is not required to be qualified as a foreign corporation in any other jurisdiction, except where such failure to be qualified would not have a Material Adverse Effect on Panatech or its Subsidiaries. Schedule 5.1 hereto sets forth a true and complete list of all jurisdictions in which Panatech and its Subsidiaries are qualified and licensed to do business as foreign corporations.

                           (c) The copies of the articles of incorporation and
all amendments thereto of each of Panatech and its Subsidiaries as certified by the appropriate authorities of its jurisdiction of incorporation, and the by-laws, as amended to date, of each of Panatech and its Subsidiaries, as certified by its secretary, which have heretofore been delivered to Parent and Sub, are true, complete and correct copies of the articles of incorporation and by-laws of each of Panatech and its Subsidiaries, as amended and in effect on the date hereof, and will be true, complete and correct as of the Closing Date.

                           (d) The minute books and records of each of Panatech
and its Subsidiaries, copies of which have been delivered to Parent prior to the date hereof, are the original minute books and records of such company; contain all proceedings of the stockholders, the Board of Directors and any committees thereof with respect to such company; are true, correct and complete in all material respects; and there have been no changes, alterations or additions thereto which have not been furnished to counsel for Parent and Sub prior to the date hereof.

                           Section 5.2 Valid and Binding Agreement.

                           Panatech has the full right, capacity and power to
enter into this Agreement. All necessary action on the part of Panatech, other than approval by the Stockholders, has been taken to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Panatech, and will constitute a valid and binding obligation enforceable against Panatech in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to creditors' rights generally and the availability of equitable remedies.

                           Section 5.3 No Violation.

                           Neither the execution and delivery of this Agreement
nor the consummation of the transactions contemplated hereby nor compliance by Panatech with any of the provisions hereof will (a) violate or conflict with any provision of the articles of incorporation or by-laws of Panatech or its Subsidiaries, or any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Panatech or its Subsidiaries, or
(b) violate or conflict with, or result in a breach of any provision of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon the Stock or any of the properties or assets of Panatech or its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation of Panatech or its Subsidiaries.

                           Section 5.4 Consents and Approvals.

                           Other than pursuant to the HSR Act, the Securities
Laws and Stockholder approval, and except for permits, consents, approvals or authorizations which, if not received, or declarations, filings or registrations which, if not made, would not have a Material Adverse Effect on Panatech or its Subsidiaries, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or third party is required to be made or obtained by Panatech or its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     Section 5.5 Capitalization.

     (a) The authorized, capital stock of Panatech consists of 20,000,000 shares of common stock, par value $0.01 per share, of which 3,979,375 shares are issued and outstanding and 16,000 shares are held in treasury by Panatech. The issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable, and none of the issued and outstanding shares of common stock were issued in violation of the preemptive rights of any present or former stockholder of Panatech.

     (b) Except as set forth in Section 5.5(a) or Schedule 5.5, (i) there are no shares of capital stock or other equity securities (as the term "equity security" is defined in the Exchange Act) of Panatech or its Subsidiaries outstanding, (ii) there are no outstanding Rights to purchase or acquire any equity securities of Panatech or its Subsidiaries, (iii) no equity securities of Panatech or its Subsidiaries are reserved for issuance for any purpose, and (iv) there are no contracts, commitments, agreements, understandings, arrangements or restrictions to which Panatech or its Subsidiaries are a party or by which Panatech or its Subsidiaries are bound relating to any shares of the capital stock or other equity securities of Panatech (including the Stock) or its Subsidiaries, whether or not outstanding.

     Section 5.6 Subsidiaries and Affiliates.

     Except as set forth on Schedule 5.6, neither Panatech nor any of its Subsidiaries owns any capital stock or other equity securities of any other corporation or has any other type of interest (whether ownership or other) in any other corporation, partnership, joint venture or other business organization or entity. The interests of Panatech in any Person as set forth on Schedule 5.6 are owned by Panatech free and clear of all liens, options, claims or encumbrances (including without limitation, rights of first refusal or similar rights) with respect to the ownership thereof. Neither Panatech nor any of its Subsidiaries are subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan, capital contribution or otherwise) to or in, any Person, except as set forth on Schedule 5.6.

     Section 5.7 Financial Statements.

     The Panatech Financial Statements (i) present fairly the financial position and results of operations of Panatech and its Subsidiaries, as of the statement dates and for the periods indicated, and (ii) have been prepared in accordance with GAAP consistently applied throughout and among the periods indicated. The Panatech Interim Financial Statements (i) present fairly the financial position and results of operations of Panatech and its Subsidiaries, as of the statement date(s) and for the period(s) indicated, and (ii) have been prepared in accordance with GAAP.

     Section 5.8 Absence of Undisclosed Liabilities.

     Except as set forth on Schedule 5.8, neither Panatech nor any of its Subsidiaries has any liability or obligation (absolute, accrued, contingent or otherwise), including any guaranty with respect to any obligation, except (a) such liabilities or obligations as are fully reflected or reserved against in the Panatech Financial Statements or the Panatech Interim Financial Statements,
(b) such liabilities or obligations which are identified in any Schedule to this Agreement or which are not required to be so identified, and (c) such liabilities or obligations as have been incurred in the ordinary course of business, consistent with past practice, since September 30, 1996.

     Section 5.9  Interim Operations and Absence of Certain Changes.

     Since September 30, 1996, except as set forth on Schedule 5.9, Panatech and its Subsidiaries have conducted their business in the ordinary course and consistent with past practice and Panatech and its Subsidiaries did not:

     (a) incur any indebtedness or other liabilities (whether absolute, accrued, contingent or otherwise) or guarantee any such indebtedness, except in the usual and ordinary course of its business, consistent with past practice;

     (b) suffer any damage, destruction or loss of tangible assets, whether or not covered by insurance, in excess of $50,000;

     (c) suffer any change in their financial condition, assets, liabilities or business or suffer any other event or condition of any character which individually or in the aggregate had or has a Material Adverse Effect on Panatech or any of its Subsidiaries;

     (d) pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise) except in each case in the ordinary course of business;

     (e) cancel any debts or waive any claims or rights of substantial value, except in each case in the ordinary course of business;

     (f) permit any material insurance policy to be cancelled or terminated;

     (g) pledge or permit the imposition of any lien on or sell, assign, transfer or otherwise dispose of any of their tangible assets, except the sale of inventory in the ordinary course of business;

     (h) sell, assign or otherwise transfer any patents, trademarks, trade names, copyrights, licenses or other intangible assets;

     (i) make any change in any method of accounting or accounting principle or practice;

     (j) write up or down the value of inventory or determine as collectible any notes or accounts receivable that were previously considered to be uncollectible, except for write-ups or write-downs and other determinations in accordance with GAAP and in the ordinary course of business and consistent with past practice;

     (k) grant any general increase in the compensation payable or to become payable to their officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any special increase in the compensation payable or to become payable to any officer or employee, except for (i) normal merit and cost of living increases in the ordinary course of business and in accordance with past practice and (ii) increases pursuant to collective bargaining agreements;

     (l) declare, pay or set aside for payment any extraordinary dividend or other distribution on any shares of their capital stock; split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

     (m) or repurchase or otherwise acquire any shares of its capital stock; make any loans which in the aggregate exceed $5,000 to any employee or make any loans to any stockholder, officer or director;

     (n) make commitments for capital expenditures in excess of $100,000 in the aggregate; or

     (o) agree, whether in writing or otherwise, to take any action described in this Section 5.9.

     Section 5.10 Taxes.

     (a) Each of Panatech and its Subsidiaries has duly and timely filed all Tax Returns required to be filed with any federal, state, local or foreign governmental entity or other authority ("Taxing Authority"). All such Tax Returns were true, correct and complete in all material respects. Each of Panatech and its Subsidiaries has paid all Taxes, which have become due and payable (whether or not shown on any Tax Return). The liability of each of Panatech and its Subsidiaries for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date do not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) as of the Closing Date. There are no liens for Taxes upon any of the assets of any of Panatech and its Subsidiaries except liens for current Taxes not yet due. Panatech has delivered to Parent correct and complete copies of all federal and state income and franchise Tax Returns filed with respect to any of Panatech and its Subsidiaries for the five (5) most recently completed taxable years, all examination reports by any Taxing Authority, and any statements of deficiencies proposed or assessed against or agreed to by any of Panatech and its Subsidiaries. No audit, examination, investigation, proceeding, action or claim with respect to the Taxes of any of Panatech and its Subsidiaries is pending, proposed or threatened, and there is no basis for the assessment or collection of additional Taxes against any of Panatech and its Subsidiaries. Except as set forth on Schedule 5.10, there has never been an examination or notice of potential examination of the Tax Returns of any of Panatech and its Subsidiaries by any Taxing Authority. No extension is in effect for any of Panatech and its Subsidiaries with respect to the filing of any Tax Return, the payment of any Taxes, or any limitation period regarding the assessment or collection of any Taxes.

     (b) All Taxes that are required to have been withheld or collected by any of Panatech and its Subsidiaries have been duly withheld or collected, and to the extent required, have been properly paid or deposited as required by applicable laws, and Panatech and its Subsidiaries have complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

     (c) Schedule 5.10 lists each jurisdiction in which any of Panatech and its Subsidiaries either files Tax Returns or pays Taxes with respect to which no returns are required to be filed. No claim has ever been made by any Taxing Authority in a jurisdiction where any of Panatech and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

     (d) No property of any of Panatech and its Subsidiaries is property that it is or will be required to treat as owned for tax purposes by another person, or is "tax-exempt use property" as defined in Code section 168(h).

     (e) None of Panatech and its Subsidiaries has ever agreed to or been required to make any adjustment pursuant to Code section 481(a) by reason of any change in accounting method initiated by it; the IRS has not proposed any such adjustment or change in accounting method; and none of Panatech and its Subsidiaries has any application pending with any Taxing Authority requesting permission for any change in accounting method.

     (f) None of Panatech and its Subsidiaries has been a United States real property holding corporation as defined in Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii).

     (g) None of Panatech and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code section 280G.

     (h) None of Panatech and its Subsidiaries has filed any consent under Code section 341(f).

     (i) None of Panatech and its Subsidiaries has ever been (i) a member of an affiliated, consolidated, unitary or combined group filing a consolidated, unitary or combined Tax Return (other than a group the common parent of which was Panatech), or (ii) a party to any tax allocation, sharing or reimbursement agreement or arrangement.

     (j) None of Panatech and its Subsidiaries has any liability for the Taxes of any Person (other than any of Panatech and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     (k) None of Panatech and its Subsidiaries is an obligor on, and none of its assets has been financed directly or indirectly by, any tax-exempt bonds.

     (l) None of Panatech and its Subsidiaries has executed, become subject to, or entered into any closing agreement pursuant to Code section 7121 or any predecessor provision thereof or any similar provision of state, local or foreign law.

     (m) None of Panatech and its Subsidiaries has pending any ruling requests with any Taxing Authority.

     (n) Each of Panatech and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code section 6662.

     Section 5.11 Employee Benefit Plans.

     (a) Schedule 5.11 is a true and complete list of all annuity, bonus, cafeteria, stock option, stock purchase, profit sharing, savings, pension, retirement, incentive, group insurance, disability, employee welfare, prepaid legal, nonqualified deferred compensation including, without limitation, excess benefit plans, top-hat plans, deferred bonuses, rabbi trusts, secular trusts, nonqualified annuity contracts, insurance arrangements, nonqualified stock options, phantom stock plans or golden parachute payments, or other similar fringe benefit plans, and all other employee benefit funds or programs (within the meaning of Section 3(3) of ERISA), covering employees or former employees of Panatech and its Subsidiaries (the "Plans"). Except as set forth on Schedule 5.11, Panatech and its Subsidiaries are not parties to any employee agreement, understanding, plan, policy, procedure or arrangement, whether written or oral, which provide compensation or fringe benefits to employees and Panatech and its Subsidiaries are in compliance with their obligations under all such Plans. Except for changes required by applicable law, there are no negotiations, demands, commitments or proposals that are pending or that have been made that concern matters now covered, or that would be covered by the type of agreements described on Schedule 5.11 or this paragraph.

     (b) With respect to each Plan listed on Schedule 5.11, true and complete copies of (i) all Plan documents (including all amendments and modifications thereof), and related agreements including, without limitation, the trust agreement and amendments thereto, insurance contracts and investment management agreements; (ii) the last three filed Form 5500 series and Schedules A, B, P and/or SSA, as applicable, and Forms PBGC-1, if any; (iii) summary plan descriptions; (iv) summary of material modifications, if any; (v) the most recent auditor's report, and copies of any and all tax qualification correspondence including, without limitation, private letter rulings, applications for determination and determination letters issued with respect to the Plans; and (vi) the most recent annual and periodic accounting of related Plan assets, have been delivered to Parent.

     (c) With respect to the Plans listed on Schedule 5.11 which are subject to
ERISA:

          (i) The Plans are in material compliance with the applicable provisions of ERISA and each of the employee pension benefit plans, within the meaning of Section 3(2) of ERISA (the "Pension Plans"), which are intended to be qualified under Section 401(a) of the Code, have been determined by the IRS to be so qualified or a request for such determination has been timely filed with the IRS (and to the Knowledge of Panatech, nothing has occurred to cause the IRS to revoke such determination and the IRS has not indicated any disapproval of any request for such a determination);

          (ii) Each Plan has been operated in accordance with its terms and all required filings that are due prior to the date hereof, including, without limitation, the Forms 5500, for all Plans have been made;

          (iii) No prohibited transactions, as defined by Section 406 of ERISA or Section 4975 of the Code, have occurred with respect to any of the Plans;

          (iv) Neither Panatech nor its Subsidiaries have engaged in any transaction in connection with which Panatech or its Subsidiaries could be subjected to a criminal or civil penalty under ERISA;

          (v) No condition exists which would constitute grounds for involuntary termination of any of the Pension Plans under Section 4042 of ERISA, and except as set forth on Schedule 5.11, there have been no reportable events as defined in Section 4043(b) of ERISA (other than events for which the 30-day notice period has been waived by the Pension Benefit Guaranty Corporation (the "PBGC")), with respect to any Pension Plan;

          (vi) No proceeding or other action been initiated by the PBGC to terminate any Pension Plan and no notice has been received of any intention to commence or seek commencement of any such proceeding or action;


          (vii) None of the , nor any trust which serves as a funding medium for any of such Plans, nor any issue relating thereto is currently under examination by or pending before the IRS, the Department of Labor, the PBGC or any court, other than applications for determinations pending before the IRS;

          (viii) Except as set forth on Schedule 5.11, of the Pension Plans is a defined benefit plan within the meaning of Section 414(j) of the Code;

          (ix) Except as set forth on Schedule 5.11, none of the Plans is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA and
Section 414(f) of the Code, nor a plan maintained by more than one employer (hereinafter referred to as an "multiple employer plan"), nor a single employer plan under a multiple controlled group within the meaning of Section 4063 of ERISA, and neither Panatech nor its Subsidiaries nor any entity required to be aggregated with Panatech under Section 414(b), (c), (m), or (o) of the Code has incurred any withdrawal liability with respect to any single, multiemployer or multiple employer plan, which liability could constitute a liability of Parent, Sub or the Surviving Corporation;

          (x) Except as set forth on Schedule 5.11, no benefit claims (except those submitted in the ordinary course of administration of such Plan) are currently pending against any Plan;

          (xi) Except as set forth on Schedule 5.11, no Plan provides for retiree medical or retiree life insurance benefits for former employees of Panatech or its Subsidiaries, and there is no liability for taxes with respect to disqualified benefits under Section 4976 of the Code; and

          (xii) No Pension Plan has been terminated by Panatech or its Subsidiaries, and there is no liability for taxes with respect to a reversion or qualified plan assets under Section 4980 of the Code.

     (d) There have been no failures to comply with the continuation coverage provisions required by Sections 601-608 of ERISA and Section 4980B of the Code under any Plan.

     (e) There are no employee benefit plans which cover employees of Panatech or its Subsidiaries which are required to comply with the provisions of any foreign law.

     (f) All excess contributions, if any (together with any income allocable thereto), have been distributed (or, if forfeitable, forfeited) before the close of the first two and one half (2-1/2) months of the following plan year; and there is no liability for excise tax under Section 4979 of the Code with respect to such excess contributions, if any, for any Plan.

     (g) There is no liability for taxes with respect to: (i) an accumulated funding deficiency under Section 4971 of the Code and/or (ii) nondeductible contribution under Section 4972 of the Code.

     Section 5.12 Compliance with Law.

     Panatech and its Subsidiaries have been, are and on the Closing Date will continue to be in compliance with all applicable laws (including duties imposed by common law), rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, local and foreign), the noncompliance with which would be likely to have a Material Adverse Effect on Panatech or any of its Subsidiaries.

     Sectino 5.13 Litigation; Claims.

     Except for the suit filed by ASM Company, Inc. against Titan Tool and all proceedings related thereto (the "ASM Litigation"), Schedule 5.13 hereto contains a complete and accurate list of (a) all claims, actions, suits, proceedings or investigations pending or (to the Knowledge of Panatech) threatened by or against Panatech or its Subsidiaries, and (b) all judgments, decrees, arbitration awards or orders binding upon Panatech or its Subsidiaries. Except for the ASM Litigation and except as set forth on Schedule 5.13, no material claims, including, without limitation, product liability claims, have been asserted against Panatech or its Subsidiaries during the past five (5) years, and, to the Knowledge of Panatech, there is no basis for any material claim, action, suit, proceeding or investigation involving Panatech or its Subsidiaries, other than as set forth on Schedule 5.13.

     Section 5.14 Contracts and Commitments.

     (a) Schedule 5.14 contains a complete and accurate list of all contracts, agreements and commitments (other than the agreements or arrangements set forth in Schedules 5.11, 5.15, 5.17, 5.19, 5.20, 5.22, 5.23, 5.24 and 5.27), whether written or oral, of Panatech and its Subsidiaries that involve commitments in excess of $25,000, have a term of six (6) months or more or that are not in the ordinary course of business.

     (b) The agreements set forth in Schedules 5.11, 5.14, 5.15, 5.17, 5.19, 5.20, 5.22, 5.23, 5.24 and 5.27 are hereinafter referred to collectively as the "Operating Agreements." None of the Operating Agreements has been assigned or is the subject of any security agreement, except as set forth on Schedule 5.14. Except as otherwise set forth on Schedule 5.14, (a) each of the Operating Agreements is a valid and binding obligation of Panatech or its Subsidiaries and (to the Knowledge of Panatech) the other party or parties thereto, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to creditors' rights generally and the availability of equitable remedies; (b) neither Panatech nor its Subsidiaries nor (to the Knowledge of Panatech) any other party thereto, has terminated, canceled, modified or waived any material term or condition of any Operating Agreement; and (c) neither Panatech nor its Subsidiaries nor (to the Knowledge of Panatech) any other party to any Operating Agreement is in default or alleged to be in default in any material respect under any Operating Agreement and there exists no event, condition or occurrence that, after notice or lapse of time, or both, would constitute such a default by Panatech or its Subsidiaries or any party to any such Operating Agreement. None of such Operating Agreements contains any covenant or other restriction preventing or limiting the consummation of the transactions contemplated hereby. Neither Panatech nor its Subsidiaries have any outstanding powers of attorney except routine powers of attorney relating to the representation of Panatech or its Subsidiaries before governmental agencies or given in connection with qualification to conduct business or customs matters. Panatech and its Subsidiaries have delivered to each of Parent and Sub a copy of each of the written Operating Agreements and a description of the terms and conditions of any oral Operating Agreements.

     Section 5.15 Intellectual Property Rights.

     Schedule 5.15 contains a correct and complete list of the following assets and related matters: (a) all patents and applications for patents, all Marks and registration of Marks and applications for registration of Marks, all copyright registrations and applications for copyright registration, and all trade names, owned or used (pursuant to license agreements or otherwise) by Panatech or its Subsidiaries, and in the case of any such Intellectual Property that is so owned, the jurisdictions in or by which such assets or any of them have been registered, filed or issued and (b) to the extent not listed on Schedule 5.14, all contracts, agreements or understandings pursuant to which Panatech or its Subsidiaries has authorized any Person to use any of the Intellectual Property which is so owned. Panatech and its Subsidiaries own, possess or license and as of the Closing Date will own, possess or license, all right, title and interest in and to the items of Intellectual Property that are required to conduct their businesses as now conducted without conflict with the rights of others. Except as contended pursuant to the ASM Litigation and except as set forth in Schedule 5.15: (i) Panatech and its Subsidiaries have the right to use and, to Panatech's Knowledge, the sole and exclusive right to use, the Intellectual Property (including applications for any of the foregoing) used in connection with the business of Panatech and its Subsidiaries, and, to Panatech's Knowledge, none of the past or present employees, officers, directors or stockholders of Panatech and its Subsidiaries, or anyone else, has any rights with respect thereto; (ii) the consummation of the transactions contemplated hereby will not alter or impair any such rights; (iii) none of Panatech or its Subsidiaries has received any notice or claim of infringement or any claim challenging or questioning the validity or effectiveness of any of the items of Intellectual Property, and there is no valid basis for any such claim; and (iv) none of Panatech or its Subsidiaries is liable, nor have they made any contract or arrangement whereby they may become liable, to any Person for any royalty or other compensation for use of any of the items of Intellectual Property.

     Section 5.16 Liens.


     Except as set forth on Schedule 5.16, none of the properties or assets, whether real, personal or mixed, or tangible or intangible, owned or leased by Panatech or its Subsidiaries are subject to any mortgage, lien, encumbrance or other security interest, except for (a) liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings and (b) liens in respect of pledges or deposits under workmen's compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmen's and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith by appropriate proceedings.

     Section 5.17 Insurance.

     All insurance policies and fidelity bonds relating to the assets of Panatech and its Subsidiaries, including summary descriptions and the termination dates thereof, are set forth on Schedule 5.17. Except as set forth on Schedule 5.17, Panatech and its Subsidiaries have not been refused any insurance with respect to their business or any of their assets, nor has coverage been limited by any insurance carrier to which they have applied for insurance or with which they have carried insurance, during the last two (2) years.

     Section 5.18 Disclosure.

     To the Knowledge of Panatech, no representation or warranty by Panatech to each of Parent and Sub contained in this Agreement, and no statement contained in the Schedules hereto or any certificate furnished to each of Parent and Sub pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

     Section 5.19 Tangible Personal Property.

     (a) Except as set forth on Schedule 5.16 and except for the leased tangible personal property set forth on Schedule 5.19, Panatech has good and marketable title to all of its tangible personal property.

     (b) Schedule 5.19 lists all tangible personal property leased by Panatech or its Subsidiaries with annual lease payments in excess of $10,000 and the location thereof. None of such leases contains any covenant or restriction preventing or limiting the consummation of the transactions contemplated hereunder.

     (c) All of the material tangible personal property owned by Panatech and all of the leased tangible personal property listed in Schedule 5.19 is in good operating condition, subject to ordinary wear and tear.

                      Section 5.20 Real Property.

                      (a) Panatech owns no real property and has not agreed (and has no option) to purchase or sell any real property.

                      (b) Schedule 5.20 identifies all of the real property that Panatech or its Subsidiaries lease, have agreed to lease or have an obligation to lease in connection with their business (including a general description of the improvements thereon). Such leased real property is hereinafter referred to as the "Leased Property," and the improvements and fixtures thereon are hereinafter referred to as the "Leased Improvements."

                      (c) There are no adverse or other parties in possession of the Leased Property, the Leased Improvements or any portion or portions thereof, and on the Closing Date the leasehold interests in the Leased Property and the Leased Improvements will be free and clear of any and all leases, licensees, occupants or tenants except as set forth on Schedule 5.20. There are no pending or threatened condemnation, eminent domain or similar proceedings, or litigation or other proceedings affecting the Leased Property, the Leased Improvements or any portion or portions thereof. To the Knowledge of Panatech, there are no pending or threatened requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to the Leased Property or the Leased Improvements that would interfere with the conduct of the business of Panatech or its Subsidiaries or the use of the assets consistent with past practice, which interference would have a Material Adverse Effect on the business of Panatech or its Subsidiaries.

                      Section 5.21 Environmental Matters.

                      (a) As used in this Agreement "Hazardous Material" shall mean: (i) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601(14), or any substance listed or identified by any characteristic in any regulation adopted pursuant to any statute referred to or incorporated into such definition, all as in effect on the date hereof; (ii) any petroleum, including crude oil and any fraction thereof; (iii) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel;
(iv) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; and
(v) any asbestos, polychlorinated biphenyl ("PCB"), or isomer of dioxin.

                      (b) There is no Hazardous Material within, under, originating from or relating to any real property interest or other location geologically or hydrologically connected to such properties owned, operated or controlled by Panatech, its Subsidiaries or their predecessors in interest.

                      (c) Neither Panatech, its Subsidiaries nor any of their predecessors in interest has any liability, matured or not matured, absolute or contingent, assessed or unassessed, imposed or based upon any provision under any foreign, federal, state or local law, rule, or regulation or common law, or under any code, order, decree, judgment or injunction applicable to Panatech, its Subsidiaries or their predecessors in interest, nor has Panatech or its Subsidiaries received any notice, or request for information issued, promulgated, approved or entered thereunder, or under the common law, or any tort, nuisance or absolute liability theory, relating to public health or safety, worker health or safety, or pollution, damage to or protection of the environment including without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of any Hazardous Material (hereinafter collectively referred to as "Environmental Laws").

                      (d) Each of Panatech and its Subsidiaries possesses and is in compliance in all material respects with all permits, licenses, certificates, franchises and other authorizations relating to the Environmental Laws necessary to conduct its business or required by environmental regulations.

                      (e) Neither Panatech nor its Subsidiaries has, during the past five (5) years, been subject to any civil, criminal or administrative action, suit, claim, hearing, notice of violation, investigation, inquiry or proceeding for failure to comply with, or received notice of any violation or potential liability under the Environmental Laws, nor is Panatech aware of any information, whether or not confirmed or reported, which could give rise to any such potential liability.

                      (f) No real property, site or facility (as defined in CERCLA, 42 U.S.C. Section 9601(9)) owned or operated by Panatech or its Subsidiaries is (i) listed or proposed for listing on the National Priority List or (ii) listed on the Comprehensive Environmental Response, Compensation, Liability Information System List ("CERCLIS") promulgated pursuant to CERCLA, or any comparable list maintained by any foreign, state or local government authority.

                      (g) There are no underground storage tanks owned or operated by Panatech or its Subsidiaries, and any prior use and operation of underground storage tanks owned or operated by Panatech or its Subsidiaries has been in compliance with all Environmental Laws.

                      (h) Panatech has provided to Parent an opportunity to inspect its facilities, and to review and copy documents, and Panatech has delivered to Parent true, complete and correct copies of results of any reports, together with supporting studies, analyses and tests in the possession of or initiated by Panatech or its Subsidiaries pertaining to the existence of Hazardous Material and any other environmental concerns relating to any of their facilities, or sites or real property owned, leased, operated, used or controlled by Panatech, its Subsidiaries or any of their predecessors in interest, or concerning compliance with or liability under the Environmental Laws.

                      (i) There are no PCBs in or at any premises owned, leased, operated or controlled by Panatech or its Subsidiaries and their prior use, handling, storage, transport or disposal of PCBs has been in compliance with all Environmental Laws.

                      (j) There is no friable asbestos or asbestos containing materials on or in the properties and assets owned, leased, operated or controlled by Panatech or its Subsidiaries and the facilities on such properties comply with the Environmental Laws including but not limited to, Occupational Safety and Health Act regulations with respect to ambient air exposure to asbestos.

                      (k) Neither Panatech nor its Subsidiaries has, by contract, agreed to assume the liability of any other person or entity pursuant to any of the Environmental Laws.

                      Section 5.22 Employees.

                      Schedule 5.22 sets forth a complete and accurate list of all employees of Panatech and its Subsidiaries having total annual compensation in excess of $35,000, showing for each: name, hire date, current job title or description, current salary level (including any bonus or deferred compensation arrangements) and any bonus, commission or other remuneration paid during fiscal 1995 and fiscal 1996, and describing any existing contractual arrangement with such employee. None of the employees of Panatech or its Subsidiaries is currently on short-term or long-term disability. Except as set forth on Schedule 5.22, since March 31, 1996 no salaried employee of Panatech or its Subsidiaries who has been compensated at an annual rate in excess of $35,000 has terminated his or her employment or had such employment terminated for any reason or for no reason; no such employee has given notice of his or her intent to terminate such employment; and no notice of termination has been given to any such employee by Panatech or its Subsidiaries. Except as set forth on Schedule 5.22 and except for amounts owed employees upon cancellation of Panatech Stock Options pursuant to Section 2.7(a), no employees of Panatech or its Subsidiaries shall receive any compensation as a result of the consummation of the transaction contemplated by this Agreement.

                      Section 5.23 Employee Relations.

                      Except as set forth on Schedule 5.23, neither Panatech nor its Subsidiaries has at any time during the past five years had, nor is there now threatened, any labor disputes or any strike, picket, work stoppage, work slowdowns or other job action due to labor disagreements. Except as set forth on
Schedule 5.23, (a) Panatech and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including the terms and provisions of any collective bargaining agreement or other contract with a labor union representing any employees of Panatech or its Subsidiaries and are not engaged in any unfair labor practice which could have a Material Adverse Effect on Panatech or its Subsidiaries; (b) there is no unfair labor practice charge or complaint against Panatech or its Subsidiaries, or (to the Knowledge of Panatech) threatened before the

National Labor Relations Board or any foreign authority; (c) no question concerning representation has been raised or is (to the Knowledge of Panatech) threatened respecting the employees of Panatech or its Subsidiaries; (d) no grievance that might have Material Adverse Effect on Panatech or its Subsidiaries, nor any arbitration proceeding arising out of or under any collective bargaining agreement, is pending and no claims therefor exist; and
(e) no collective bargaining agreement that is binding on Panatech or its Subsidiaries restricts them from relocating, closing or contracting any of their operations.

                      Section 5.24 Customers and Vendors; Distributors and Representatives.

                      (a) Schedule 5.24 sets forth correct and complete lists of the twenty (20) largest (by dollar volume) customers and vendors of Panatech and its Subsidiaries during the most recently completed fiscal year, indicating the existing contractual arrangements, if any, with each such customer or vendor. Except as set forth in Schedule 5.24, there are no outstanding disputes with any customer or vendor listed thereon and no customer or vendor listed thereon has refused to continue to do business with Panatech and its Subsidiaries or has stated its intention not to continue to do business with Panatech and its Subsidiaries. Since March 31, 1996, there has not been any material shortage or unavailability of the raw materials necessary to manufacture the products sold by Panatech and its Subsidiaries and, to the Knowledge of Panatech, there is no current shortage or unavailability which may lead to such shortages.

                      (b) Schedule 5.24 sets forth a correct and complete list of the twenty (20) largest (by dollar volume) distributors, representatives and agents for the sale of the products of Panatech and its Subsidiaries during the two most recently completed fiscal years and all distributors, representatives and agents to whom Panatech and its Subsidiaries have given any exclusive rights with respect to territories or products. Since March 31, 1996, there has been no termination of any independent distributor, wholesaler, sales representative or agent relationship, nor, to the Knowledge of Panatech, has any present independent distributor, wholesaler, sales representative or agent indicated any intention to termination or materially change the terms of its relationship with Panatech and its Subsidiaries.

                      Section 5.25 Governmental Authorizations.

                      Except for licenses, permits or authorizations the lack of which would not have a Material Adverse Effect on Panatech or its Subsidiaries, Panatech and its Subsidiaries possess all licenses, franchises, permits, certificates, orders, approvals, exemptions, registrations or other authorizations (collectively, the "Permits") from governmental, regulatory or administrative agencies or authorities required for the ownership of their properties and assets and operation of their businesses in the manner presently conducted (including those required pursuant to laws or regulations relating to the protection of the environment), each of which will be in full force and effect on the Closing Date. A list of all material Permits is set forth on
Schedule 5.25. Except as specified in Schedule 5.25, no registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers or other actions of any kind are required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to enable Panatech and its Subsidiaries to continue the possession and operation of their properties and assets and the businesses of Panatech and its Subsidiaries as presently conducted in all material respects.

                      Section 5.26 Defects in Products or Designs; Product
Safety.

                      (a) Except as set forth in Schedule 5.26, there has been no pattern of defects in any product line in the design, construction, manufacturing or installation of any material product ("Product") made, manufactured, constructed, distributed, sold, leased or installed by Panatech, its Subsidiaries or their employees, or agents, that would adversely affect the performance or quality of such Product. Each Product has been designed, manufactured, packaged and labelled in compliance with all regulatory, engineering, industrial and other codes applicable thereto, and Panatech has not received notice of any alleged noncompliance with any such code. Each Product advertised or represented as being rated or approved by a rating organization, such as Underwriters' Laboratories or other similar organizations, comply with all conditions of such rating approval.

                      (b) Neither Panatech nor its Subsidiaries has been required to file, and has not filed, a notification or other report with the United States Consumer Product Safety Commission concerning actual or potential hazards with respect to any Product manufactured or sold by Panatech or its Subsidiaries.

                      Section 5.27 Broker's or Finder's Fees.

                      Except as set forth in Schedule 5.27 no agent, broker, investment banker, Person or firm acting on behalf of Panatech or its Subsidiaries or under the authority of Panatech or its Subsidiaries or any Stockholder is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Panatech or its Subsidiaries in connection with any of the transactions contemplated hereby.
Schedule 5.27 sets forth a summary of all such broker's or finder's fees and other commissions or fees payable by Panatech or its Subsidiaries in connection with any of the transactions contemplated hereby.

                      Section 5.28 Certain Transactions.

                      Except as set forth on Schedule 5.28, none of the directors or officers of Panatech is currently a party to any transaction with Panatech (other than for services as employees, directors and officers), including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any such Person, or to or from any corporation, partnership, trust or other entity in which any such Person owns in excess of five percent (5%) of the outstanding equity interest.


                      Section 5.29 Absence of Questionable Payments.

                      To the Knowledge of Panatech, neither Panatech nor any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on their behalf has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Exchange Act, as amended, or any other applicable foreign, federal or state law; or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts.


                      Section 5.30 SEC Documents.

                      Panatech has timely filed within the last 12 months all SEC Documents required by the Securities Laws and such SEC Documents complied in all material respects with the Securities Laws and no such SEC Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein not misleading.

                      Section 5.31 Proxy Statement.

                      The information contained in the Proxy Statement at the time the Proxy Statement is mailed to Stockholders up to and including the time of Panatech's Stockholders' meeting to vote upon the Merger, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and
(ii) except with respect to Parent or Sub, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE VI

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

               Parent and Sub represent and warrant to Panatech, and Panatech in agreeing to consummate the transactions contemplated by this Agreement has relied upon such representations and warranties, that:

                      Section 6.1 Corporate Organization.

                      (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted.

                      (b) Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted.

                      Section 6.2 Valid and Binding Agreement.

                      Each of Parent and Sub has the full right, capacity and power to enter into this Agreement. All necessary action on the part of each of Parent and Sub has been taken to authorize the execution and delivery of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Sub, and will constitute a valid and binding obligation enforceable against Parent and Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to creditors' rights generally and the availability of equitable remedies.

                      Section 6.3 No Violation.

                      Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by each of Parent or Sub with any of the provisions hereof will (a) violate or conflict with any provision of the certificate of incorporation or by-laws of Parent or the articles of incorporation or by-laws of Sub or any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or Sub, or (b) violate or conflict with, or result in a breach of any provision of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon the stock or any of the properties or assets of Parent or Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation of Parent or Sub.

                      Section 6.4 Consents and Approvals.

                      Except under the HSR Act, and except for permits, consents, approvals or authorizations which, if not received, or declarations, filings or registrations which, if not made, would not have a Material Adverse Effect on either Parent or Sub, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or third party is required to be made or obtained by Parent or Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                      Section 6.5 Proxy Statement.

                      The information to be supplied by Parent and Sub to Panatech for inclusion in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE VII

                                    COVENANTS

                      Section 7.1 Compliance with Law.

                      From the date hereof through the Closing Date, Panatech and its Subsidiaries will promptly comply in all material respects with all laws and regulations (including without limitation, those relating to the protection of the environment and employee benefits) applicable to Panatech's and its Subsidiaries' business and all laws and regulations with which compliance is required for the valid consummation of the transactions contemplated hereby and will promptly notify each of Parent and Sub of any legal, administrative or other proceedings, investigations, inquiries, complaints, notices of violation or other asserted claims, judgments, injunctions or restrictions, pending, outstanding or, to the Knowledge of Panatech, threatened or contemplated, which could have a Material Adverse Effect on Panatech's or its Subsidiaries' business.

                      Section 7.2 Operation of Business Prior to Closing.

                      Except as set forth on Schedule 7.2, during the period from the date hereof through the Closing Date, Panatech agrees that (except as expressly contemplated or permitted by this Agreement or to the extent that Parent and Sub shall otherwise consent in writing):

                      (a) Panatech and its Subsidiaries shall carry on their business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing business shall not be impaired in any material respect at the Closing Date.

                      (b) Panatech and its Subsidiaries shall not amend or propose to amend their articles of incorporation or by-laws.

                      (c) Panatech and its Subsidiaries shall not: (i) except with respect to the acceleration of Panatech Stock Options outstanding on the date hereof in accordance with the Stock Option Plans, increase the compensation payable or to become payable to their officers or employees, except for cash bonuses consistent with past practice as to the amount and category of employees, increases in salaries and wages of employees consistent with past practice, or grant any severance or termination pay to or enter into any employment or severance agreement with any of their directors, officers or other employees; (ii) except as otherwise contemplated by this Agreement, establish, adopt, enter into or make any new grants or awards under or amend any employee benefit plan or other arrangement, plan or policy between Panatech or any of its Subsidiaries and one or more of its directors, officers or employees; or (iii) except as otherwise contemplated by this Agreement, establish, adopt, enter into or amend any Plan.

                      (d) Panatech and its Subsidiaries shall not settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of their material contracts or waive, release or assign any material rights or claims.

                      (e) Panatech and its Subsidiaries shall not permit any material insurance policy to be canceled or terminated without notice to Parent and Sub, except in the ordinary and usual course of business.

                      (f) Panatech and its Subsidiaries shall not fail to confer on a regular and frequent basis with one or more representatives of Parent and Sub to report material operational matters and the general status of ongoing operations.

                      (g) Panatech and its Subsidiaries shall not commit a breach of, or default under, any material contract, agreement, license or instrument to which they are a party or to which any of their assets may be subject, or violate any applicable law, regulation, ordinance, order, injunction or decree or any other requirement of any governmental body or court, relating to their assets or business if such breach, default or violation is reasonably likely to result in a Material Adverse Effect on Panatech.

                      (h) Panatech and its Subsidiaries shall not, except in the ordinary course of business, (i) factor, discount or otherwise accept less than full payment with regard to accounts receivable or other amounts due; (ii) delay payment on, or otherwise alter the payment terms of, accounts payable or pay the amounts due thereunder later than the stated date for payment thereof; or (iii) sell any inventory at less than fair market value or make any bulk sale of such inventory, or fail to maintain inventory at ordinary, customary levels, consistent with Panatech Financial Statements and Panatech Interim Financial Statements and past practice.

                      (i) Panatech and its Subsidiaries shall not, except as expressly permitted by this Agreement, take any action that would or is reasonably likely to result in any of their representations and warranties set forth in this Agreement being untrue in any material respect, or in any of the conditions in this Agreement set forth in Article VIII not being satisfied.

                      (j) Panatech and its Subsidiaries shall not (i) authorize capital expenditures in excess of $100,000 or make any acquisition of, or investment in, assets or stock of any other Person; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person or make any loans or advances; (iv) enter into any material contract or agreement other than in the ordinary course of business; or
(v) enter into or amend in any respect any material contract, agreement, commitment or arrangement with respect to any of the matters set forth in this
Section 7.2(j).

                      (k) Except with respect to the issuance of Stock upon the exercise of Panatech Stock Options and Panatech Warrants outstanding on the date hereof, Panatech and its Subsidiaries shall not issue, sell, pledge, lease, dispose of, encumber, or authorize the issuance, sale, pledge, lease, disposition or encumbrance of, (i) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, or (ii) any assets that are material, alone or in the aggregate, to Panatech except for the sale of products in the ordinary course of business and consistent with past practice.

                      (l) Panatech and its Subsidiaries shall not make any tax election or settle or compromise any material federal, state, local or foreign income tax liability.

                      (m) Neither Panatech nor any of its Subsidiaries shall (i) declare or pay any extraordinary dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase or otherwise acquire any shares of its capital stock.

                      (n) Neither Panatech nor any of its Subsidiaries shall incur or assume any indebtedness or other liabilities (whether absolute, accrued, contingent or otherwise) or guarantee any indebtedness or commitments for the same, except liabilities (other than indebtedness or guarantees of indebtedness) in the usual and ordinary course of its business, and in amounts and on terms consistent with past practice.

                      (o) Except in the ordinary course of business, neither Panatech nor any of its Subsidiaries shall pay, loan or advance any amount to, or sell, transfer or lease any property or asset to, or enter into any agreement or arrangement with, any of its stockholders, officers, employees or directors.

                      (p) Panatech and its Subsidiaries shall maintain their real and personal properties in as good a state of operating condition and repair as they are on the date of this Agreement, except for ordinary wear and tear.

                      (q) Panatech and its Subsidiaries shall not terminate or modify any leases, contracts, governmental licenses, permits, or other authorizations or agreements affecting their real and/or personal properties or the operation thereof or enter into any additional lease or contract of any nature affecting such properties or the operation thereof.

                      (r) No liens, encumbrances, obligations or liabilities relating to Panatech or its Subsidiaries, whether absolute or contingent (including litigation claims), shall be discharged, satisfied or paid, other than liabilities shown on Panatech Financial Statements or Panatech Interim Financial Statements and liabilities incurred after the date thereof in the ordinary course of business and in normal amounts, and no such discharge, satisfaction or payment shall be effected other than in accordance with the ordinary payment terms relating to the liability discharged, satisfied or paid.

                      (s) Panatech will timely file all SEC Documents and all such documents shall comply in all material respects with the requirements of the Securities Laws and none of such documents shall contain an untrue statement of material fact or omit to state a material fact required, under the circumstances, to make the statements contained therein not misleading.

                      (t) Panatech and its Subsidiaries shall not make any changes in accounting methods, principles or practices.

                      Section 7.3 Access.

                      (a) Prior to the Closing Date, Panatech and its Subsidiaries shall provide Parent and Sub and their representatives (excluding Titan Personnel) with full access to, and will make available for inspection and review, all properties, personnel, books, records and accounts of Panatech and its Subsidiaries in order that Parent and Sub may have full opportunity to make such investigation as they shall desire to make of the affairs of Panatech and its Subsidiaries. It is understood that Parent and Sub shall be permitted to maintain personnel (excluding Titan Personnel) on the premises of Panatech and its Subsidiaries during customary business hours to observe all aspects of the operations of Panatech and its Subsidiaries and to confer with their management, attorneys and other third parties reasonably requested for verification of any information obtained pursuant to such observations. Panatech also consents to the examination by Price Waterhouse of workpapers and other records of the Accountants pertaining to Panatech and its Subsidiaries.

                      (b) Notwithstanding the requirements set forth in Section 7.3(a), Panatech shall restrict the access of Parent and Sub to its customers, vendors and distributors up until five (5) business days prior to Closing. During such five (5) day period, Parent and Sub (excluding Titan Personnel) shall be permitted to make reasonable inquiries of such customers, vendors and distributors as may be necessary for due diligence purposes.

                      Section 7.4 Letter of Intent.

                      Paragraph 3(b) of the Letter of Intent shall remain in full force and effect and is incorporated into this Agreement the same as if fully set forth herein. The restrictions set forth in Paragraph 3(b) shall terminate upon the earlier of (i) the Closing or (ii) the date forty-two (42) months from the date of termination of this Agreement in accordance with Article XI.

                      Section 7.5 Fiduciary Duty.

                      This Agreement is and shall at all times be subject to the performance by the Board of Directors of Panatech of the fiduciary duties of its directors.

                      Section 7.6 No Solicitation.

                      Panatech agrees that, without the prior written consent of Parent, prior to the Effective Time, neither Panatech nor any of its Subsidiaries shall hereafter initiate the direct and active solicitation of any other party or parties (other than Parent and Sub) for a proposal that said other party merge with, consolidate, or acquire the capital stock or substantially all of the assets of Panatech or any of its Subsidiaries (an "Acquisition Transaction"); provided, however, if Panatech or any of its Subsidiaries, without the direct and active solicitation hereafter initiated by Panatech or one of its Subsidiaries, receives from any other party or parties (other than Parent or Sub) a proposal to merge with, consolidate, or acquire the capital stock or substantially all of the assets of Panatech or any of its Subsidiaries, then Panatech or such Subsidiary shall be entitled to respond thereto in all appropriate ways consistent with the fiduciary duties of the directors of Panatech. Panatech shall immediately advise Parent of the receipt by Panatech or any of its Subsidiaries hereafter of a proposal from any other party or parties (other than Parent or Sub) to merge with, consolidate, or acquire the capital stock or substantially all of the assets of Panatech or any of its Subsidiaries, and any such notice shall include a description of the terms and conditions of any such proposal.

         Section 7.7    Stockholders' Meeting.

         In order to consummate the Merger, Panatech, acting through its board of directors shall in accordance with its Articles of Incorporation and By-laws and applicable law:

         (a) duly call, give notice of and hold a meeting of its Stockholders as soon as practicable following the date hereof;

         (b) subject to the fiduciary duties of its directors, include in the Proxy Statement the recommendation of its board of directors that the Stockholders vote in favor of the Agreement and use its best efforts to solicit votes and proxies in favor of the adoption and approval of this Agreement; and

         (c) obtain and furnish any information, with respect to Panatech, required to be included in the Proxy Statement and cause the Proxy Statement to be mailed to the Stockholders at the earliest practicable date.

         Section 7.8    Proxy Statement.

         As promptly as practicable after the date hereof, Parent and Panatech shall cooperate in the preparation of the Proxy Statement to be mailed to the Stockholders of Panatech in connection with the Merger.

         Section 7.9    Best Efforts.

         Subject to the fiduciary duties of their respective directors, Parent and Panatech shall each use its respective best efforts in good faith, and each of them shall cause its subsidiaries to use their respective best efforts in good faith, to take or cause to be taken all actions, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations so as to permit consummation of the Merger in accordance with this Agreement at the earliest possible date.

         Section 7.10   Press Releases.

         Parent and Panatech shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which its counsel deems necessary.

         Section 7.11   HSR Act.

         Each of Parent and Panatech will as promptly as reasonably practicable file the notification and report form, and any supplemental information requested thereafter, required pursuant to the HSR Act to consummate the transaction contemplated hereby. Parent and Panatech agree to furnish to the other such necessary information and reasonable assistance as each may request in connection with any necessary filings or submissions required pursuant to the HSR Act.

         Section 7.12   Payment of Expenses.

         Panatech shall use its best efforts in good faith to cause its legal counsel, accountants, financial advisors and any other third parties it has retained in connection with the transactions contemplated by this Agreement to submit all invoices for payment prior to the Closing Date. Parent shall have accrued all such fees and expenses, as well as any other out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement as of the Closing Date.


                                  ARTICLE VIII


                       CONDITIONS PRECEDENT TO OBLIGATIONS
                                OF PARENT AND SUB

         All obligations of each of Parent and Sub that are to be discharged under this Agreement at the Closing are subject to Panatech's fulfillment, at the Closing or effective as of the Closing Date, of each of the following conditions (unless expressly waived in writing by Parent and Sub at any time at or prior to the Closing) and Panatech shall use its reasonable efforts to cause each of such conditions to be satisfied:

         Section 8.1    Representations and Warranties.

         On the Closing Date, the representations and warranties of Panatech set forth in Article V of this Agreement shall be true and correct in all material respects as though such representations and warranties had been made by Panatech on and as of the Closing Date, and Parent and Sub shall have received at the Closing a certificate, dated the Closing Date, signed by the President or a Vice President of Panatech to such effect.

         Section 8.2    Covenants, Agreements and Conditions.

         Panatech shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed by or complied with by it on or prior to the Closing Date, and Parent and Sub shall have received at the Closing a certificate, dated the Closing Date, signed by the President or a Vice President of Panatech to such effect.

         Section 8.3    No Material Adverse Effect.

         During the period from the date hereof through the Closing Date, there shall not have been any change which has a Material Adverse Effect on the condition (financial or otherwise) or earnings of Panatech.

         Section 8.4    Corporate Proceedings.

         All corporate and other proceedings to be taken and all consents to be obtained by Panatech or its Subsidiaries in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent and Sub and their counsel, Dickstein Shapiro Morin & Oshinsky LLP, each of whom shall have received all such originals or certified or other copies of such documents as either may reasonably request.

         Section 8.5    Opinion of Counsel.

         Parent and Sub shall have received a written opinion dated the Closing Date from Hagan, Saca & Hagan, counsel to Panatech, in the form attached as Exhibit C hereto.

         Section 8.6    Proceedings.

         No action or proceeding shall be pending or threatened, nor shall any statute, rule, regulation, executive order, decree or injunction have been enacted, entered, promulgated or enforced by any court or governmental authority, to restrain or prevent the consummation of the transactions contemplated hereby.

         Section 8.7    Governmental Approvals.

         Except for the filing and approval of the Proxy Statement, there shall have been received all necessary governmental consents or authorizations required in connection with the transactions contemplated hereby.

         Section 8.8    HSR Act Requirements.

         Any "waiting periods" (and any extensions thereof) applicable to the transactions contemplated hereby under the HSR Act shall have expired by the Closing Date or shall have been terminated.

         Section 8.9    Deliveries.

         Panatech shall have delivered to Parent and Sub the following items:

         (a) the stock books, stock ledgers, minute books and corporate seals of Panatech and its Subsidiaries and stock certificates evidencing Panatech's ownership of its Subsidiaries;

         (b) certificates from appropriate authorities, dated as of or about the Closing Date, as to the good standing, qualification to do business of, and payment of taxes by Panatech and its Subsidiaries in each jurisdiction where any such entity is so qualified;

         (c) the resignation of each director of Panatech and its Subsidiaries and the officers of Panatech and its Subsidiaries for whom Parent has previously requested resignations;

         (d) evidence of the exercise or cancellation of all Panatech Stock Options prior to the Effective Time;

         (e) evidence of the assignment (and subsequent recordation), in form satisfactory to Parent, of the patent application set forth in Schedule 5.15 from the inventors listed in such application to ASM Company, Inc.;

         (f) releases or terminations, in form satisfactory to Parent, of the security interest of Bank of America with respect to certain of the patents set forth in Schedule 5.15 and any other liens, encumbrances or other security interests which are not otherwise permitted pursuant to Section 5.16 which are discovered by Parent or Panatech prior to Closing;

         (g) a certificate of the Secretary or Assistant Secretary of Panatech, certifying as to the Articles of Incorporation, By-Laws, resolutions of the board of directors, and incumbency and signature of officers of Panatech; and


         (h) all other previously undelivered items required to be delivered by Panatech to Parent or Sub at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith unless waived in writing by Parent or Sub.

         Section 8.10   Insurance.

         Panatech and its Subsidiaries shall have maintained in full force and effect the insurance coverage described on Schedule 5.17 hereto or policies providing substantially equivalent coverage.

         Section 8.11   Stockholder Approval.

         This Agreement and the Merger shall have been duly approved and adopted by an affirmative vote or written consent of the Stockholders to the extent, and only to the extent, required by the NRS or Panatech's Articles of Incorporation.

         Section 8.12   Customer and Vendor Relationships.

         Parent shall be reasonably satisfied with Panatech's and its Subsidiaries' relationships with their customers, vendors and distributors listed on Schedule 5.24.


                                   ARTICLE IX

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF PANATECH

         All obligations of Panatech that are to be discharged under this Agreement at the Closing are subject to Parent's and Sub's fulfillment, at the Closing or effective as of the Closing Date, of each of the following conditions (unless expressly waived in writing by Panatech at any time at or prior to the Closing) and each of Parent and Sub shall use its reasonable efforts to cause each of such conditions to be satisfied:

         Section 9.1    Representations and Warranties.

         On the Closing Date, the representations and warranties of each of Parent and Sub set forth in Article VI of this Agreement shall be true and correct in all material respects as though such representations and warranties had been made by Parent and Sub on and as of the Closing Date, and Panatech shall have received at the Closing a certificate, dated the Closing Date, signed by the President or a Vice President of each of Parent and Sub to such effect.

         Section 9.2    Covenants, Agreements and Conditions.

         Parent and Sub shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed by or complied with by them on or prior to the Closing Date, and Panatech shall have received at the Closing a certificate, dated the Closing Date, signed by the President or a Vice President of each of Parent and Sub to such effect.


         Section 9.3    Corporate Proceedings.

         All corporate and other proceedings to be taken and all consents to be obtained by Parent or Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Panatech and its counsel, Hagan, Saca & Hagan, each of whom shall have received all such originals or certified or other copies of such documents as either may reasonably request.

         Section 9.4    Opinion of Counsel.

         Panatech shall have received a written opinion dated the Closing Date from Dickstein Shapiro Morin & Oshinsky LLP, counsel to each of Parent and Sub, in the form attached as Exhibit D hereto.

         Section 9.5    Proceedings.

         No action or proceeding shall be pending or threatened, nor shall any statute, rule, regulation, executive order, decree or injunction have been enacted, entered, promulgated or enforced by any court or governmental authority, to restrain or prevent the consummation of the transactions contemplated hereby.

         Section 9.6    Governmental Approvals.

         Except for the filing and approval of the Proxy Statement, there shall have been received all necessary governmental consents or authorizations required in connection with the transactions contemplated hereby.

         Section 9.7    HSR Act Requirements.

         Any "waiting periods" (and any extensions thereof) applicable to the transactions contemplated hereby under the HSR Act shall have expired or shall have been terminated.

         Section 9.8    Deliveries.

         At the Closing, Parent and Sub shall deliver the following items to
Panatech:

         (a) a certificate of the Secretary or Assistant Secretary, certifying as to the Articles of Incorporation, By-Laws, resolutions of the board of directs, and incumbency and signature of officers of such company; and

         (b) all other previously undelivered items required to be delivered by each of Parent and Sub at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith unless waived in writing by Panatech.

                                    ARTICLE X

                                  OTHER MATTERS

         Section 10.1 Confidentiality.

         From the date hereof until the earlier of (a) the Closing Date or (b) the date forty-two (42) months from the date of termination of this Agreement in accordance with Article (XI), each party hereto and its respective accountants, attorneys, employees and other agents, will (i) keep confidential all information, oral and written, obtained from any other party hereto or its Affiliates, (ii) refrain from using in any manner all such information not otherwise publicly available and (iii) in the case of Parent, Sub and their Affiliates, refrain from disclosing any such information to Titan Personnel.

         Section 10.2 Further Assurances.

         Each party hereto shall cooperate with the others, and execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as may be reasonably requested by the other parties hereto from time to time or by the arbitrator in the ASM Litigation from time to time, consistent with the terms of this Agreement, to effectuate the purposes and provisions of this Agreement.

         Section 10.3 Indemnification of Directors and Officers.

         From and after the Effective Date, Parent shall indemnify persons who served as directors, officers and agents of Panatech or its Subsidiaries on or before the Effective Date in accordance with and subject to the provisions of the Articles of Incorporation and By-laws of Panatech and each such Subsidiary, as delivered to Parent prior to the execution of this Agreement for a period of not less than six (6) years from the Effective Date with respect to matters occurring on or prior to the Effective Date, or the period of the applicable statute of limitations, whichever is longer. This provision shall survive the Closing and is for the benefit of and may be enforced by each indemnified party or such person's heirs, successors and representatives.


                                   ARTICLE XI

                                   TERMINATION

         Section 11.1 Methods of Termination.

         This Agreement may be terminated at any time prior to the Closing, notwithstanding stockholder approval:

         (a) by the mutual consent of Parent and Panatech;

         (b) by Parent at any time after the date which is one hundred eighty
(180) days from the date of this Agreement if any of the conditions provided for in Article VIII of this Agreement shall not have been met prior to such date;

         (c) by Panatech at any time after the date which is one hundred eighty
(180) days from the date of this Agreement if any of the conditions provided for in Article IX of this Agreement shall not have been met prior to such date;

         (d) at any time prior to the Effective Time by either Parent or Panatech if the Merger shall not have been consummated by July 1, 1997; or

         (e) by Parent or Panatech, if any required approval of the Stockholders shall not have been obtained by reason of failure to obtain the required vote at a duly held meeting of Stockholders or at any adjournment thereof.

         (f) by either Parent or Panatech if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement shall have used its best efforts to remove or lift such order, decree or ruling;

         (g) at any time prior to the Effective Time, by action of the board of directors of Panatech, if the board of directors of Panatech determines in good faith on the advice of counsel that its fiduciary duties require it to approve an Acquisition Transaction (other than the Merger); or

         (h) by Parent, at any time prior to the Effective Time, if (i) Panatech enters into a letter of intent or definitive agreement to enter into an Acquisition Transaction (other than the Merger), (ii) the board of directors of Panatech withdraws, modifies or changes its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or Sub, (iii) the board of directors of Panatech recommends to the Stockholders any Acquisition Transaction (other than the Merger) or (iv) the board of directors of Panatech resolves to do any of the foregoing.

         Section 11.2 Procedure Upon Termination.

         In the event of termination by Parent, Panatech or both, pursuant to this Article XI, written notice thereof shall promptly be given to the other party or parties and the obligations of Parent and Sub and Panatech under this Agreement shall terminate without further action. Upon any such termination:

         (a) each party will redeliver all documents, workpapers and other materials of the other party or parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party or parties furnishing the same;

         (b) all information received by any of the parties shall be kept confidential in accordance with Section 10.1;

         (c) except as provided in Sections 11.2(d) or 11.2(e), no party shall have any liability or further obligation to any other party, except for such legal and equitable rights and remedies as any party may have under this Agreement or otherwise, by reason of any breach or violation of this Agreement by the other party; and

         (d) in the event of termination pursuant to Sections 11.1(g) or 11.1(h), Panatech shall pay to Parent in cash a fee equal to $.25 for each share of Stock issued and outstanding on November 5, 1996, such amounts to be payable upon the earlier of (i) the date ninety (90) days from the date of such termination or abandonment or (ii) the date of the closing of an Acquisition Transaction.


                                   ARTICLE XII

                                  MISCELLANEOUS

         Section 12.1 Survival of Representations and Warranties.

         All representations and warranties of Parent, Sub and Panatech contained in Articles V and VI herein and in any certificate executed and delivered by either Parent, Sub or Panatech in connection with this Agreement shall terminate and expire at the Effective Time; provided that no such representations or warranties shall be deemed to be terminated or extinguished so as to deprive Parent, Sub or Panatech (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including without limitation the Stockholders, the aforesaid representations and warranties being material inducements to the consummation by Parent, Sub and Panatech of the transactions contemplated herein.

         Section 12.2 Service of Process.

         Service of process on Panatech, Parent or Sub for any claim, legal action or proceeding among the parties hereto in connection with this Agreement may be made in the manner (excluding by telecopier) set forth in Section 12.3.

         Section 12.3 Notices.

         All notices, requests, consents and other communications hereunder shall be deemed given if delivered personally (including by courier), telecopied (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communication sent by facsimile) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or to other such addresses as may be furnished in writing by one party to the others:

              (a)      if to Panatech (prior to Closing):

                              Panatech Research and Development Corporation 1208 Daskalos Drive NE
                              Albuquerque, New Mexico  84192
                              Attention: Dr. Arthur J. Rosenberg


                       with a copy to:

                              Hagan, Saca & Hagan
                              350 Cambridge Avenue
                              Suite 150
                              Palo Alto, California  94306
                              Attention:  James R. Hagan, Esquire


              (b)      if to the Stockholders' Representative:

                              James R. Hagan, Esquire
                              Hagan, Saca & Hagan
                              350 Cambridge Avenue
                              Suite 150
                              Palo Alto, California  94306

              (c)      if to Parent, Sub or Surviving Corporation:

                              Titan Enterprises, Inc.
                              107 Bauer Drive
                              Oakland, New Jersey  07436
                              Attention: Chief Executive Officer


                       with a copy to:

                              Dickstein Shapiro Morin & Oshinsky LLP
                              2101 L Street, N.W.
                              Washington, D.C.  20037
                              Attention:  Ira H. Polon, Esquire


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

         Section 12.4 Governing Law.

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to such jurisdiction's conflict of laws principles.

         Section 12.5 Modification; Waiver.

         This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each of Parent and Sub and Panatech. Any party may waive any misrepresentation by any other party, or any breach of warranty by, or failure to perform any covenant, obligation or agreement of, any other party, provided that mere inaction or failure to exercise any right, remedy or option under this Agreement, or delaying in exercising the same, will not operate as nor shall be construed as a waiver, and no waiver will be effective unless set forth in writing and only to the extent specifically stated therein.

         Section 12.6 Entire Agreement.

         Except as set forth in Section 7.4, this Agreement, the Schedules and Exhibits hereto and any other agreements or certificates delivered pursuant hereto constitute the entire agreement of the parties hereto with respect to the matters contemplated hereby and supersede all previous written or oral negotiations, commitments, representations and agreements.

         Section 12.7 Assignment; Successors and Assigns.

         This Agreement may not be assigned by Panatech without the prior written consent of each of Parent and Sub. Prior to the Closing Date, this Agreement may not be assigned by Parent or Sub without the prior written consent of Panatech. After the Closing, each of Parent and the Surviving Corporation may assign this Agreement. All covenants, representations, warranties and agreements of the parties contained herein shall be binding upon and inure to the benefit of their respective successors and permitted assigns.

         Section 12.8 Severability.

         The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable, the remaining provisions shall remain in full force and effect.


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

         Section 12.9 No Third Party Beneficiary.

         Except as provided in Section 10.3, this Agreement is intended and agreed to be solely for the benefit of the parties hereto and their stockholders, and no other party shall accrue any benefit, claim or right of any kind whatsoever pursuant to, under, by or through this Agreement.

         Section 12.10 Expenses.

         Except as otherwise expressly provided herein, each party to this Agreement will pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein.

         Section 12.11 Execution in Counterpart.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.


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

         IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.



                                   TITAN ENTERPRISES, INC.


                                   By: /s/ Samuel A. Hamacher
                                      -------------------------------------
                                          Name: Samuel A. Hamacher
                                          Title: Executive Vice President


                                   PANATECH ACQUISITION CORPORATION


                                   By: /s/ Samuel A. Hamacher
                                      -------------------------------------
                                          Name:  Samuel A. Hamacher
                                          Title:  Executive Vice President


                                   PANATECH RESEARCH AND DEVELOPMENT CORPORATION


                                   By: /s/ Arthur J. Rosenberg
                                      -------------------------------------
                                          Name: Arthur J. Rosenberg
                                          Title:  President









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